Exhibit (a)(1)(vii)

November 14, 2016

Mobile TeleSystems Public Joint Stock Company (the “Company”)

ANNOUNCEMENT OF AMENDMENT TO OFFER TO PURCHASE

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO AUSTRALIA,

CANADA OR JAPAN

On October 31, 2016, the Company announced details of a tender offer (the “Tender Offer”) to return cash of up to RUB 4,934,527,300/US$78,276,131 to its Holders of shares of Common Stock and ADS Holders (“Shareholders”) and that an Offer to Purchase (the “Offer to Purchase”), containing the terms and Conditions of the Tender Offer, was being published on October 31, 2016.

The Company has received comments on the Offer to Purchase from the United States Securities and Exchange Commission (the “SEC”) and as a result has filed with the SEC Amendment No. 1 to Tender Offer Statement on Schedule TO (the “Amendment”), which amends and supplements the Tender Offer Statement on Schedule TO filed by the Company with the SEC on October 31, 2016. The Amendment includes changes to the terms and Conditions of the Tender Offer as follows:

•             Section 2.1 of Part IV of the Offer to Purchase is amended by adding the following statement to the first sentence of the last paragraph of Section 2.1: “provided, however, that any of the Conditions referred to above may be asserted by the Offeror only if the fulfillment or non-fulfillment of such Conditions have occurred (or shall have been reasonably determined by the Offeror to have occurred) based on circumstances not within the Offeror’s control and that, in the Offeror’s reasonable judgment, make it inadvisable to proceed with the Offer”; and the equivalent amendment is made in Part VII of the Offer to Purchase.

•             Section 2.1 of Part IV of the Offer to Purchase is amended by adding the following statement to replace in its entirety the second sentence of the last paragraph of Section 2.1: “If any of the Conditions referred to above is triggered, the Offeror will promptly notify Shareholders whether or not the triggered Condition has been waived”; and the equivalent amendment is made in Part VII of the Offer to Purchase.

The timetable for the Tender Offer is not affected by these amendments.

Capitalised terms used in this announcement shall have the same meaning ascribed to them in the Offer to Purchase published by the Company on October 31, 2016.

Cautionary Statement

This announcement contains (or may contain) certain forward-looking statements with respect to the Company’s current expectations and projections about future events. These statements, which sometimes use, but are not limited to, words such as ‘anticipate’, ‘believe’, ‘intend’, ‘estimate’, ‘expect’ and words of similar meaning, reflect the directors’ beliefs and expectations and involve a number of risks, uncertainties and assumptions that could cause actual results and performance to differ materially from any expected future results or performance expressed or implied by the forward-looking statement. Statements contained in this announcement regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. The information contained in this announcement is subject to change without notice and, except as required by applicable law, neither the Company, the Offeror, nor Credit Suisse Securities (USA) LLC assumes any responsibility or obligation to update publicly or review any of the forward-looking statements contained herein. You should not place undue reliance on forward-looking statements, which speak only as of the date of this announcement.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Common Stock (including shares of Common Stock represented by ADSs). The Tender Offer is made only pursuant to the Offer to Purchase, the related Common Stock Letter of Transmittal with respect to the shares of Common Stock and the related ADS Letter of Transmittal with respect to the ADSs. The Tender Offer is not being made, directly or indirectly, in or into, or by use of the mails of, or by other means (including, without limitation, facsimile transmission, email, telex and telephone), or via any facilities of a national securities exchange of Australia, Canada, Japan or any other jurisdiction where the making of the Tender Offer into or inside such jurisdiction would constitute violation of the laws of such jurisdiction.

Neither the SEC nor any US state securities commission has approved or disapproved of this transaction or passed upon the merits of fairness of such transaction or passed upon the adequacy of the information contained in this announcement  or in the Offer to Purchase. Any representation to the contrary is a criminal offence.

The information contained in this notice and in the Offer to Purchase is addressed exclusively to the holders of Common Stock or ADSs. Neither this notice, nor the Offer to Purchase nor the Tender Offer described therein nor any information contained herein constitute an offer (“Offerta”) pursuant to Russian law, or an advertisement, or an offer of securities to an unlimited number of persons within or outside the territory of the Russian Federation, or voluntary tender offer or mandatory tender offer under Russian law. Neither this notice, nor the Offer to Purchase, nor the Tender Offer described therein constitute or are intended for placement or public circulation or securities of foreign issuers in the Russian Federation. Furthermore neither this notice, nor the Offer to Purchase constitute an auction under the Laws of the Russian Federation and provisions of articles 447 — 449 of the Civil Code of the Russian Federation do not apply to the Tender Offer. ADSs, to which the Tender Offer relates, are neither registered in the Russian Federation not admitted to placement, public placement or public circulation in the Russian Federation in accordance with Article 51 of the Russian Federal law No. 39-FZ “On the Securities Market”, dated April 22, 1996 (as amended) (the “Securities Market Law”). The Tender and purchase of ADSs will be carried our exclusively in accordance with the procedures set for the in the Offer to Purchase. Any information in the Offer to Purchase and related documents in respect of ADSs is addressed in the Russian Federation solely to persons who are “qualified investors’ as defined in the Securitas Market Law.

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